First Quarter 2009 Earnings Release Conference Call

April 22, 2009

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Good morning ladies and Gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment, Tim Ford for the Aerial Work Platforms segment and Eric Nielsen for the Materials Processing & Mining segment.

To accommodate our audiences in earlier time zones or anyone unable to listen, a replay will be available shortly after the live call and can be accessed until Wednesday, April 29, 2009 at 5:00 p.m. EDT. To access the telephone replay, please dial 1-800-642-1687 (International 1-706-645-9291) and enter conference id #93775219. To access the web replay of the call, go to the Investor Relations section of the Company’s web site at www.terex.com. We have posted a presentation on our web site as well, which we will go through after my opening comments to provide a more in-depth summary of our 2009 first quarter results.

I would like to begin with some opening commentary followed by Phil Widman, who will provide a more detailed financial report, and Tom Riordan will discuss operations by segment. Then we will open it up for questions. During the Q & A portion, please ask only one question and a follow-up.

The industry we compete in has always been somewhat unpredictable and not for the faint of heart. What we have experienced and continue to manage through is remarkable even for industry veterans. The measure of success is not earnings per share or return on capital at this juncture. Success is, and will be, measured by an organization’s ability to flex cost with revenue and position itself to win when the market recovers. Part of that winning is to assure survival and to harden capabilities in key areas of cash and cost management. We feel that Terex will survive and prosper as we navigate these uncharted waters.

Why do I call these uncharted waters? Well, we think the Aerial Work Platforms end markets, for example, are down over 75% worldwide on a year-to-date basis. We know key product categories such as loader backhoes and hydraulic excavators have seen revenue reductions for the industry of 50% to 80% depending on the geographic market. I could go on by product and end market, but I think you get the point. When markets go down this amount, it does not separate good companies from bad, it causes entire industries to restructure and consolidate and certainly those are things that we will want to watch and pay attention to over the coming months and year.

This basically causes us to see striking changes in just a twelve-month period. For example, in the year ago period, we received $3 billion of new orders in the first quarter – about a billion dollars per month. These past three months, the net number was about 10% of that total. It would be easy to see the world through the eyes of a doomsday scenario, but frankly I, and all of Terex, remain rather optimistic despite these challenges.

We have seen severity before, we have addressed it and we have accommodated those changes to our business and we will do the same today. Why? I think you will learn on this call that we are banding together and dealing with reality. These tough times have resulted in tough choices. We are making them and controlling what we can control. Yes, things may take a little longer in Europe and in our Construction business, which was not positioned very well for this dramatic change. But we have acted. And when you estimate the level of revenue decline and you are wrong, it takes a little longer to get the inventory out than you might have thought, but you will get that inventory out, and we are doing that.

Next, because of the work we have done on culture and building a common mission, we remain a committed team capable of changing quickly. This is a major capability. We generally have not over produced and over sold into our distribution channel, even with the severe down turn among our customers. As we finish 2009 and enter 2010, we think we will have the ability to produce to demand levels and regain earnings momentum. It is important to understand that we have not been producing to demand levels. We actually have been producing below demand levels in order to generate inventory reductions, and we see that in our raw materials reductions. It is too difficult to specifically call our second half performance right now, but after we dissect this past quarter for you, I think you will see that we are much closer to breakeven even with a 50% decline in revenue, and we are pushing out costs about as fast as humanly and humanely possible.

We think we will be profitable in the second half of this year, and that we will end 2009 with all of our businesses positioned for growth and profits in 2010, at basically the current run-rates of volume. This provides real upside potential that we will better understand later this year. Now Phil will walk you through a presentation of the first quarter.

Phil Widman - Terex Corporation – Senior Vice President and Chief Financial Officer

Thanks Ron, and good morning.

Tom and I will be referring to the presentation on our web site for our prepared comments. Let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions and other factors. A fuller description of the factors that affect future expectations is included in the presentation, our press release and other public filings. I encourage you to read them.

The first quarter, as Ron indicated, was impacted by significant declines in industry demand for the short cycle equipment in our product range, although a relative level of stability still exists for our larger crane and mining products. Our backlog is down 33% sequentially, and 59% from the first quarter of 2008. We are aggressively responding with cost reductions to size our organization appropriately. From our peak in the second quarter of 2008, we have reduced the quarterly run-rate spending of manufacturing and SG&A by $208 million, or 33%, while quarterly net sales have declined by 56%. We are targeting a $300 million quarterly run-rate reduction by the end of 2009 based on current volume expectations. Inventory continues to be a more stubborn obstacle, but we are just starting to see the effect of supplier rescheduling reducing our net raw material levels in the quarter. With the production schedule reductions and material input curtailment, inventory reductions should begin to accelerate through the year. We are in compliance with our financial covenants and have adequate liquidity to weather the storm and be in a stronger position when the recovery begins.

The key figures table (page 4) displays the quarterly year-over-year and sequential performance of the Company. I will not dwell on this page, but rather focus on the segment details and the actions undertaken to address the current environment.

Page 5 outlines the net sales bridge from last year’s first quarter, where the most significant decline in volume has been felt in the AWP and Construction segments, down 66% and 48%, respectively. In the Cranes segment, which declined 29% overall, the most significant decline has been in the tower and rough terrain crane businesses, while all terrain and crawler cranes are more stable, although not immune to the current environment. In the Materials Processing & Mining segment, which is down 34%, the Materials Processing businesses account for virtually the entire reduction year over year, as the Mining businesses continue to deliver solid performance.

Page 6 bridges the operating profit from the prior year’s quarter to the operating loss for Q1 2009. The margin impact on the net sales decline for new equipment contributed $232 million of the $329 million deterioration in operating profit for the Company, while parts, service and used equipment margin declined approximately $29 million from the prior year period. Restructuring and other costs mainly associated with the reduction in production levels and headcount contributed approximately $40 million. Although we reduced manufacturing spending significantly over the prior year period, net manufacturing under-absorption increased by $44 million, as we could not cut cost as quickly as the volume declined. SG&A and other cost of sales had a net positive effect given cost reductions and other items. The segment breakdown of the year-over-year change is consistent with the volume changes mainly affecting AWP and Construction. The restructuring charges are mainly in Construction, as the costs are higher in our largely European manufacturing operations. Overall, foreign currency translation impact was insignificant in total, but had meaningful impact on the individual segments.

On page 7 we outline our cost reduction actions for the Company. The chart in the upper left displays the trend in manufacturing spending – defined as manufacturing wages, salaries, fixed and variable overhead – as well as SG&A, excluding restructuring costs, which, together, have been reduced by $208 million from the second quarter 2008 peak levels. We expect to exceed $300 million in reductions in the quarterly run-rate spending by the end of 2009. Numerous cost control actions have been implemented, including headcount reductions, temporary plant shutdowns, shortened work weeks and, where we are legally able to do so, a salary reduction of 10% for basically all managerial positions and 5% for all other team members globally. In addition, we are implementing certain benefit reductions on a broad scale, as well as curtailing non essential spending, targeting our developing market efforts and process efficiency improvements.

Now, I will turn it over to Tom to provide segment details.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thanks Phil, and good morning everyone.

As Ron and Phil discussed, we have been living in very challenging markets. As a quick overview, I am defining our key short cycle businesses (meaning short order lead times) to include Aerial Work Platforms, Materials Processing and our Construction businesses. All three have been experiencing dramatically reduced order rates in the last six to nine months. That said, we have been “flattish” and have seen generally stable order rates at these lower levels in recent months.

These businesses have been the focus of the realignment actions described on page 7. Beyond what Phil has described, virtually every plant in these businesses has been closed for weeks at a time and/or short work weeks. Despite the challenging times, as Ron mentioned, I have been very impressed with the continuing support and spirit from the Terex team members who are joining together to help our Company out of these economic times. We have all recognized that no Terex business is immune from this downturn and that all of our team members must be part of the solution – in short, remembering we are building for a better tomorrow.

Moving on to page 8, our Aerial Work Platforms business was hit first by the economy, and has been hit the hardest. With revenue down 70% in the last nine months, very dramatic actions have taken place. With headcount reductions of over 40% and, unfortunately, more to come, the flexible business model of AWP has been sorely tested. We have reduced 47% of our manufacturing spend in the last 9 months. Despite all these reductions, the underlying performance of our business is actually reasonably good. We have remained focused on our customers and meeting their needs, making sure we take quick action to reduce capacity and not add to the oversupply position in the channel. Net inventory is down by almost 40%, and we would expect to being back to running the plants on a regular basis within a few months.

Moving on to page 9 and our Construction segment, we have made significant progress in the last quarter in restructuring. The new organizational structure has been announced, and changes are accelerating. We have used a goal of an 8% SG&A cost structure, excluding corporate charges, along with current revenue and order levels to guide us in resizing this business. While it appears that restructuring in this business has been slow, we are working effectively with our works councils in Germany. All but one site now has a social plan that is underway. Please also note that manufacturing spending in this business is down 50% in the last nine months, and we are moving forward with an additional $100 million in annualized reductions. Net inventory is down $149 million from the prior year, and this downward trend will continue for at least the balance of this year.

I have been impressed with the openness and candor of the key people in this business as we deal with this significantly lower market reality. As you may know, I became the interim President of this segment in February. I have no plans to relinquish this role any time soon; I will remain until the business is back to a stable footing, and I am personally committed to this happening. We have relinquished the goal of being a global franchise, and we are focused on improving our current underlying business model. Fixing this business provides the best long term valuation option for Terex.

Cranes, on page 10, is effectively two different situations. Our larger German crawler and all terrain crane business continues to perform well, with solid backlog and order rates. This now represents over 50% of the segment. Conversely, the tower crane business started to see shrinking order rates in Q4 last year, and our rough terrain business has been struggling with reduced order rates since December. While the manufacturing spend and SG&A reductions from the prior quarter look modest, we have addressed the cost structures in both businesses aggressively, and continue to manage for cash. Results of this will be showing in the next few quarters. Channel inventories are in reasonable shape, and we expect significant working capital to come out of these businesses this year.

On the next page, our Materials Processing & Mining segment is also a much different story between the two businesses. In general, our Mining business continues to perform well – down single digits revenue from a year ago, with much better profitability. Our drills product line has a very weak order rate, which we are addressing, but the two much larger product lines (trucks and shovels) have reduced backlogs. We see a stronger first half than second half, and are positioning ourselves accordingly. That being said, we are seeing very robust quotation rates. In other words, we are planning for the downturn despite some optimistic signs.

Our Materials Processing operations are down in revenue over 65% from the prior year period, and we have been very aggressive in fundamentally restructuring our business. While there is more work to be done, they have made very good progress under the circumstances. Order rates have been stable, and channel inventories are in good shape. Working capital will continue to decline and, again, I would expect these plants to begin to operate on a more normal basis in the second half of the year.

On page 12, there are still some very real “signs of life” in our larger, long cycle, long lead time products, which include large mining trucks and hydraulic shovels, along with the large crawler and all terrain cranes. To be specific, although we expect and are planning for a gradual slowing in these markets, we do not expect a significant, abrupt drop in demand. Where we have had large crane order cancellations, generally we have had other customers interested in either “stepping into” those orders or accelerating future orders they have previously placed. Key Mining customers generally continue to have a cautious attitude, but with some optimism for recent changes in key commodity prices.

One last overall note I would make, is that it is important to understand that the restructuring actions taken have been made with a purpose other than just cutting costs. We are redefining organizations, refocusing or eliminating work content, and reducing complexity. We are working to build a faster, leaner organization and cost structure for the next upturn.

At this point, I will turn it back to Phil.

Phil Widman - Terex Corporation – Senior Vice President and Chief Financial Officer

Working capital improvement is key to our cash flow generation expectations. On page 13, the trend in velocity of the working capital components is displayed. We continue to manage accounts receivable well in a tough market; however, days sales outstanding increased somewhat from the end of 2008 mainly due to a reduced level of non-recourse receivable sales and overall quarterly net sales decline. Inventory turns declined as volume levels dropped significantly; however, our efforts to shut down incoming material contributed to a reduction in raw material of greater than $90 million. Inventory reductions in excess of $500 million are expected by the end of 2009, with significant reductions expected from the Cranes and Mining businesses in the second quarter. These two segments account for approximately 62% of the total inventory of the Company and, as we mentioned, they are performing quite well. You will also notice a significant drop in accounts payable on the cash flow statement, reflective of the rescheduling of supplier deliveries, as our days payable outstanding has remained constant from the end of 2008.

In reviewing the debt profile on page 14, you will notice that $1.1 billion are high yield notes with maturities no earlier than 2014. These notes are not subject to the same financial covenants as the term loan and revolver agreements. Total debt obligations under the term loan and bank revolver at the end of Q1 2009 were $276 million, with an additional $64 million of letters of credit outstanding on the revolver. Total Company liquidity was $899 million at the end of the first quarter, including cash of $344 million and revolver availability of $555 million. Coupling this with our expected cash flow improvements from working capital should put us in a solid liquidity position going through the rest of the year.

Now, I would like to turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Thank you, Phil. So just let me summarize on the last page, page 15. The downturn in order activity has obviously been severe in our industry and in our Company, though parts of our business continue to perform adequately. We are aggressively cutting cost to realign the business for this reduced demand, and it is important to note that the quarterly run-rate of spending has been reduced by $208 million from the second quarter of 2008 at peak, and we expect reductions to be approximately $300 million on a run-rate basis by the end of 2009.

Managing our business for cash generation is obviously the most important thing we can do, including working capital, capital expenditures and even possible portfolio changes. Most team members have been impacted by cost reductions, but remain supportive and committed to achieving our stated goals.

Frankly a 10% compensation reduction for the rest of this year for all of the leadership of this Company is a pretty remarkable and team-oriented commitment, along with a 5% reduction for most everyone else. We are very pleased that we have been able to get that kind of support from our organizations.

We are continuing to build improved efficiency and production capability and administrative process improvement. Our lean initiatives continue to be a priority for us at Terex. The bottom line here is that, while today is a challenging time and reporting losses is certainly not something that we like, we believe we are doing the right things and positioning the Company to be even stronger when the recovery begins.

Now, I would like to open it up to questions.